===========================================================================
                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549
                                 SCHEDULE 13D
                              (Amendment No. 1)

                Under the Securities and Exchange Act of 1934


                       Universal Technical Institute, Inc.
               ------------------------------------------------
                               (Name of Issuer)

                       Common Stock, $0.0001 par value
                ------------------------------------------------
                        (Title of Class of Securities)

                                  913915104
                ------------------------------------------------
                               (CUSIP Number)

                               Wendy Menefee
                      Pivot Point Capital Partners, LLC
                       One Sansome Street, Suite 2900
                          San Francisco, CA  94104
                               (415) 343-7074

                                   Copy to:
                                Julia Corelli
                             Pepper Hamilton LLP
                          2 Logan Square, Suite 3000
                          Philadelphia, PA  19103-2799
                                (215) 981-4000

                ------------------------------------------------
                 (Name, address and telephone number of Person
                Authorized to Receive Notices and Communications)


                                August 16, 2010
                ------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 240.13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

This information required on the remainder of this cover page shall not be deemed to be 'filed' for the purpose of Section 18 of the Securities Exchange Act of 1934 ('Act') or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 12
===========================================================================

                                SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                            Page 2 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital Master, LP                                20-5031308
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS (See Instructions)*

   WC*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
   ITEMS 2(d) or 2(e)                                                   [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    PN
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                                SCHEDULE 13D
------------------------                          -------------------------
CUSIP NO. 913915104                                            Page 3 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital, LP                                       20-2259088
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS (See Instructions)*

   WC*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    PN
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                                SCHEDULE 13D
--------------------------                         ------------------------
CUSIP NO. 913915104                                            Page 4 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital Offshore, L.P.                            20-5085181
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS (See Instructions)*

   WC*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    PN
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                                SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                           Page 5 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital Offshore DS, Ltd.
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS (See Instructions)*

   WC*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Cayman Islands
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

   4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    CO
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                               SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                            Page 6 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital Partners, LLC                             20-1888857
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS*

   00*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

    4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    00 (LLC)
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                                SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                            Page 7 of 12
---------------------------------------------------------------------------
1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   Pivot Point Capital GP, LLC                                   20-2258940
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS*

   00*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    00 (LLC)
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                                SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                            Page 8 of 12
---------------------------------------------------------------------------

1. NAME OF REPORTING PERSON/S.S. OR I.R.S. INDENTIFICATION NO. OF ABOVE PERSON (entities only)

   ANTHONY P. BRENNER
---------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                 (a) [X]
                                                                    (b) [ ]
---------------------------------------------------------------------------
3. SEC USE ONLY

---------------------------------------------------------------------------
4. SOURCE OF FUNDS*

   00*
---------------------------------------------------------------------------
5. CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
   PURSUANT TO ITEMS 2(d) or 2(e)                                       [ ]
---------------------------------------------------------------------------
6. CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S.A.
---------------------------------------------------------------------------
                    7.  SOLE VOTING POWER
                        0
   NUMBER OF       --------------------------------------------------------
   SHARES           8.  SHARED VOTING POWER
   BENEFICIALLY         970,034**
   OWNED BY EACH   --------------------------------------------------------
   PERSON WITH      9.  SOLE DISPOSITIVE POWER
                        0
                   --------------------------------------------------------
                   10.  SHARED DISPOSITIVE POWER
                        970,034**
---------------------------------------------------------------------------
11. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    970,034**
---------------------------------------------------------------------------
12. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
    CERTAIN SHARES                                                      [ ]
---------------------------------------------------------------------------
13. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

       4.0%
---------------------------------------------------------------------------
14. TYPE OF REPORTING PERSON

    IN
---------------------------------------------------------------------------
*See Item 3
**See Item 2 and 5

                               SCHEDULE 13D
------------------------                          -------------------------
CUSIP NO. 913915104                                            Page 9 of 12
---------------------------------------------------------------------------
Item 1.     Security and Issuer

This Amendment No. 1 amends the Schedule 13D (the 'Schedule 13D')filed with the Securities and Exchange Commission (the 'Commission') on April 6, 2009 by Pivot Point Capital Master, LP, a Delaware limited partnership ('PPC Master'); Pivot Point Capital, LP, a Delaware limited partnership ('PPC LP'); Pivot Point Capital Offshore, L.P., a Cayman Islands exempted limited partnership ('PPC Offshore'); Pivot Point Capital Offshore DS, Ltd., a Cayman Islands exempt corporation ('DS Fund'); Pivot Point Capital GP, LLC, a Delaware limited liability company ('PPC GP'); Pivot Point Capital Partners, LLC, a Delaware limited liability company ('PPCP'); and Anthony
P. Brenner (collectively, the 'Reporting Persons').


This amendment relates to the Common Stock, $0.0001 par value per share
(the 'Common Stock'), of Universal Technical Institute, Inc. a Delaware corporation (the 'Issuer'). The address of the principal executive offices of the Issuer is 20410 North 19th Avenue, Suite 200, Phoenix, Arizona 85027.

The following amendments to the Schedule 13D are hereby made. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the initial Schedule 13D.

Item 2.     Identity and Background

There have been no changes to Item 2 since the initial Schedule 13D filed on April 6, 2009.


Item 3.     Source and Amount of Funds or Other Consideration

There have been no changes to Item 3 since the initial Schedule 13D filed on April 6, 2009.

Item 4.     Purpose of Transaction

There have been no changes to Item 4 since the initial Schedule 13D filed on April 6, 2009.


Item 5.     Interest in Securities of the Issuer

(a),(b). According to the Issuer's Form 10Q filed with the Securities and Exchange Commission on August 4, 2010, there were 24,222,486 shares of Common Stock issued and outstanding as of July 29, 2010. Based on such information, after taking into account the transactions described in Item 5(c) below, the Reporting Persons report beneficial ownership of 970,034 shares of Common Stock, representing 4.0% of the outstanding Common Stock, by PPC Master on behalf of the feeder funds, PPC LP, PPC Offshore and DS Fund. Shares reported as beneficially owned by PPC Master, PPC LP, PPC Offshore and DS Fund LP are also reported as beneficially owned by (i) PPC GP as the general partner of PPC Master, PPC LP and PPC Offshore and as

                               SCHEDULE 13D
------------------------                          -------------------------
CUSIP NO. 913915104                                           Page 10 of 12
---------------------------------------------------------------------------
Manager of DS Fund, and (ii) PPCP in its capacity as investment advisor to PPC Master, PPC LP, PPC Offshore and DS Fund.

Voting and investment power concerning the above shares are held solely by PPC GP and PPCP and Anthony Brenner as sole Managing Member of both entities. The Reporting Persons therefore may be deemed to be members of a group, in which case the group would be deemed to have beneficial ownership of an aggregate of 970,034 shares of the Common Stock, which is 4.0% of the outstanding Common Stock. The filing of this Schedule 13D shall not be construed as an admission that any of the executive officers, managing members or members of PPCP and PPC GP is, for any purpose, the beneficial owner of any of the securities that are beneficially owned by the Reporting Persons.

(c) The following shares of Common Stock were sold by the Reporting Persons in the open market within the last sixty days:

Reporting Person             Trade Date           Shares        Price/Share
----------------             ----------          ---------      -----------
Pivot Point Capital          07/14/2010           15,000         23.1605
    Master, LP               07/15/2010            1,100         22.8426
                             07/16/2010            8,423         22.3080
                             07/19/2010           30,000         22.9915
                             07/21/2010            3,700         22.5280
                             07/22/2010              600         21.9713
                             07/28/2010              900         20.9396
                             07/30/2010           15,000         20.3215
                             08/02/2010           15,000         20.6869
                             08/09/2010           43,800         16.9994
                             08/10/2010           24,688         16.4109
                             08/11/2010           26,860         16.4690
                             08/12/2010           14,862         15.8879
                             08/13/2010           12,500         15.0889
                             08/16/2010          104,201         16.2230
                             08/17/2010           76,236         15.9277
                             08/18/2010           49,207         16.4441
                             08/19/2010           37,300         16.3708
                             08/20/2010           52,483         16.3032
(d) Not applicable.

(e) The Reporting Persons ceased to beneficially own 5% of the Issuer's Common Stock on August 16, 2010.

Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

There have been no changes to Item 6 since the initial Schedule 13D filed on April 6, 2009.

Item 7.     Material to Be Filed as Exhibits

Exhibit 1:  Joint Filing Undertaking

                               SCHEDULE 13D
--------------------------                          -----------------------
CUSIP NO. 913915104                                           Page 11 of 12
---------------------------------------------------------------------------

                                  SIGNATURES
After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.


                           Pivot Point Capital Master, LP, by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital, LP, by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Offshore, L.P., by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Offshore DS, Ltd., by
                           Pivot Point Capital GP, LLC, its Manager

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Director

                           Pivot Point Capital GP, LLC
                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Partners, LLC

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                               /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010                Anthony P. Brenner

                               SCHEDULE 13D
--------------------------                        -------------------------
CUSIP NO. 913915104                                           Page 12 of 12
---------------------------------------------------------------------------
                                 Exhibit 1

                           JOINT FILING UNDERTAKING

The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Schedule 13D to evidence the agreement of the below-named parties, in accordance with the rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Schedule jointly on behalf of each such party.

                           Pivot Point Capital Master, LP, by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital, LP, by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Offshore, L.P., by
                           Pivot Point Capital GP, LLC, its General Partner

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Offshore DS, Ltd., by
                           Pivot Point Capital GP, LLC, its Manager

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Director

                           Pivot Point Capital GP, LLC
                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                           Pivot Point Capital Partners, LLC

                           By: /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010       Anthony P. Brenner, Managing Member

                               /s/ Anthony P. Brenner
                              --------------------------------------
Dated:  August 20, 2010               Anthony P. Brenner